EXHIBIT C-7

INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-55230 of Pan-American Assurance Company Variable Life Separate Account on Form S-6 of our report dated April 19, 2002, on the statutory-basis financial statements of Pan-American Assurance Company as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, which report expresses an unqualified opinion with respect to the presentation of such statutory-basis financial statements in accordance with the accounting basis prescribed or permitted by the Insurance Department of the State of Louisiana, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America, and also states that such statutory-basis financial statements are not presented fairly in accordance with accounting principles generally accepted in the United States of America, appearing in the Prospectus, which is part of such Registration Statement.

     We also consent to the reference to us under the heading "Experts" appearing in such prospectus.

Deloitte & Touche LLP
New Orleans, Louisiana
April 26, 2002